Exhibit 10.1

[EXECUTION VERSION]

ASSET PURCHASE AGREEMENT

by and among

WINSONIC McCRARY, LLC,

COLONEL McCRARY TRUCKING, LLC

THE MEMBERS OF COLONEL McCRARY TRUCKING, LLC

and

LARRY FLETCHER, AS SELLER REPRESENTATIVE

DATED NOVEMBER 20, 2007

        Page
Article I	DEFINITIONS	1
Section 1.1	Certain Definitions	1
Section 1.2	Other Definitions	7
Section 1.3	Accounting Terms	7
Article II	PURCHASE AND SALE	8
Section 2.1	Agreement to Purchase and Sell	8
Section 2.2	Excluded Assets	9
Section 2.3	Assumption of Assumed Liabilities	9
Article III	PURCHASE PRICE; ALLOCATIONS	10
Section 3.1	Purchase Price	10
Section 3.2	Payment of Purchase Price	10
Section 3.3	Allocation of Purchase Price	10
Section 3.4	Allocation of Certain Items	10
Article IV	REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE MEMBERS	11
Section 4.1	Organization	11
Section 4.2	Authorization	11
Section 4.3	Absence of Restrictions and Conflicts	12
Section 4.4	Consents	12
Section 4.5	Real Property	12
Section 4.6	Personal Property	12
Section 4.7	Sufficiency of and Title to Assets	13
Section 4.8	Inventory	13
Section 4.9	Financial Statements	13
Section 4.10	No Undisclosed Liabilities	14
Section 4.11	Absence of Certain Changes	14
Section 4.12	Legal Proceedings	14
Section 4.13	Compliance with Law	14
Section 4.14	Contracts	14
Section 4.15	Tax Returns; Taxes	15

-i-

(continued)

        Page

Section 4.16	Employees and Independent Contractors	15
Section 4.17	Seller Benefit Plans	16
Section 4.18	Labor Relations	16
Section 4.19	Insurance Policies	16
Section 4.20	Environmental, Health and Safety Matters	17
Section 4.21	Intellectual Property	18
Section 4.22	Software	18
Section 4.23	Affiliate Matters	18
Section 4.24	Customer and Supplier Relations	18
Section 4.25	Licenses	19
Section 4.26	Product and Service Warranties	19
Section 4.27	Brokers, Finders and Investment Bankers	19
Section 4.28	Disclosure	19
Article V	REPRESENTATIONS AND WARRANTIES OF THE MEMBERS	19
Section 5.1	Authorization and Validity of Agreement	20
Section 5.2	Absence of Restrictions and Conflicts	20
Section 5.3	Legal Proceedings	20
Section 5.4	Investment Representations	20
Article VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	21
Section 6.1	Organization	21
Section 6.2	Authorization	21
Section 6.3	Absence of Restrictions and Conflicts	21
Article VII	CERTAIN COVENANTS AND AGREEMENTS	22
Section 7.1	Conduct of Business by the Seller	22
Section 7.2	Notices of Certain Events	23
Section 7.3	No Solicitation of Transactions	24
Section 7.4	Reasonable Efforts; Further Assurances; Cooperation	24
Section 7.5	Consents	24
Section 7.6	Transfer Taxes; Expenses	25

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(continued)

        Page

Section 7.7	Insurance	25
Section 7.8	Receivables	25
Section 7.9	Risk of Loss	25
Article VIII	CONDITIONS TO CLOSING	26
Section 8.1	Conditions to Obligations of the Purchaser	26
Section 8.2	Conditions to Obligations of the Seller and the Members	27
Article VIII	CLOSING	28
Section 9.1	Closing	28
Section 9.2	Seller Closing Deliveries	28
Section 9.3	Purchaser Closing Deliveries	29
Article X	TERMINATION	29
Section 10.1	Termination	29
Section 10.2	Specific Performance and Other Remedies	29
Section 10.3	Effect of Termination	30
Article XI	INDEMNIFICATION	30
Section 11.1	Indemnification Obligations of the Members	30
Section 11.2	Indemnification Obligations of the Purchaser	31
Section 11.3	Indemnification Procedure.	31
Section 11.4	Survival Period	33
Section 11.5	Liability Limits	34
Section 11.6	Investigations	34
Section 11.7	Set-Off	34
Section 11.8	Exclusive Remedy	34
Article XII	MISCELLANEOUS PROVISIONS	34
Section 12.1	Seller Representative	34
Section 12.2	Notices	35
Section 12.3	Schedules and Exhibits	36
Section 12.4	Assignment; Successors in Interest	36
Section 12.5	Captions	36

-iii-

(continued)

        Page

Section 12.6	Controlling Law	36
Section 12.7	Severability	36
Section 12.8	Counterparts	37
Section 12.9	Enforcement of Certain Rights	37
Section 12.10	Waiver; Amendment	37
Section 12.11	Integration	37
Section 12.12	Compliance with Bulk Sales Laws	37
Section 12.13	Interpretation	37
Section 12.14	Cooperation Following the Closing	37
Section 12.15	Transaction Costs	37

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of November 20, 2007, is made and entered into by and between WINSONIC MCCRARY, LLC, a Georgia limited liability company (the “Purchaser”), COLONEL MCCRARY TRUCKING, LLC, a Georgia limited liability company (the “Seller”), Mr. Jim Mottola, an individual resident of the state of Georgia (“Mr. Mottola”), Mr. Thomas G. Crymes, an individual resident of the state of Georgia (“Mr. Crymes”), Mr. Mike Bell, an individual resident of the state of Georgia (“Mr. Bell”), Mr. Fred McCrary, an individual resident of the state of Georgia (“Mr. McCrary”), Mr. Phillip McLauchlin, an individual resident of the state of Georgia (“Mr. McLauchlin”), and Mr. Larry Fletcher, an individual resident of the state of Georgia (“Mr. Fletcher” and collectively with Mr. Mottola, Mr. Crymes, Mr. Bell, Mr. McCrary and Mr. McLauchlin, the “Members” and individually, a “Member”).

RECITALS:

WHEREAS, upon and subject to the terms and conditions set forth herein, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets used or held for use by the Seller in the conduct of its business as a going concern, and the Purchaser desires to assume certain of the liabilities and obligations of the Seller as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                Certain Definitions.  The following terms, as used herein, have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” means this Asset Purchase Agreement, as amended from time to time.

“Assumed Contracts” means those Contracts to which the Seller is a party and which relate to the Business; provided, however, that the Assumed Contracts shall not include any Contract which is an Excluded Asset.

“Audited Financial Statements” means an audited balance sheet of the Seller as of December 31, 2006 and statements of income and cash flows of the Seller for December 31, 2006.

“Business” means the business of (i) dirt, rock and gravel sales, (ii) hauling and transportation of dirt, rock and gravel and (iii) providing technology and management services to small and midsize trucking companies, including Global Positioning System and telecommunications services.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.

“Closing” means the consummation of the purchase and sale of the Assets and the assumption of the Assumed Liabilities, as set forth in Article VIII of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or any other instrument, arrangement, or understanding of any kind, whether written or oral, and whether express or implied.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement or any other Contract, including offers for any of the above, respecting the terms and conditions of employment or payment of compensation in respect to any current or former officer or employee.

“Environmental Laws” means all Laws and common law relating to pollution or protection of health, safety or the environment, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar federal, state and local statutes.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that together with the Seller would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“FMLA” means the United States Family and Medical Leave Act.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) nation, state, commonwealth, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal), (d) multi-national or supra-national organization or body, (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator, (f) self-regulatory organization or (g) official of any of the foregoing.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of friable asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all United States patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“Knowledge” means, with respect to the Seller, all facts known by any officer of the Seller or any of the Members on the date hereof or on the Closing Date following reasonable inquiry and diligence with respect to the matters at hand.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, WARN, OSHA, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards and decrees of, or issued or entered by, all Governmental Entities.

“Leased Real Property” means the parcel of real property located at 1691 Phoenix Boulevard, Suite 130, Atlanta, Georgia.

“Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that has, has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Seller or the Assets.  A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance by the Seller or the Members of their obligations hereunder or the consummation of the transactions contemplated hereby.

“NLRB” means the United States National Labor Relations Board.

“Non-Assignable Contracts” means Assumed Contracts that require third-party consents for assignment that have not been obtained by the Seller as of the Closing.

“OSHA” means the United States Occupational Safety and Health Administration.

“Owned Real Property” means the parcels of real property which the Seller owns (together with all fixtures and improvements thereon).

“Parent Stock” means the common stock, par value $0.001, of Winsonic Digital Media Group, Ltd., a Georgia corporation.

“Party” or “Parties” means, individually, the Purchaser, the Seller, each Member and the Seller Representative and, collectively, the Purchaser, the Seller, the Members and the Seller Representative.

“Paychex Employee” means any individual employed by Paychex, Inc.

 “Permitted Liens” means (a) Liens for Taxes not yet due and payable (excluding Liens arising under ERISA or Code Section 412), (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (c) in the case of the Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Seller, (ii) have more than an immaterial effect on the value thereof or its use or (iii) would impair the ability of such parcel to be sold for its present use, and (d) the Liens set forth on Exhibit 1.1(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

“Preliminary Financial Statements” means (a) the unaudited balance sheets of the Seller as of December 31, 2005, December 31, 2006 and May 31, 2007, and (b) the unaudited statements of income of the Seller for the 12-month period ended December 31, 2005, the 12-month period ended December 31, 2006, and the five-month period ended May 31, 2007.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Benefit Plan” means any Employee Benefit Plan maintained by the Purchaser or any of its Affiliates.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates, their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means the Seller’s accounts receivable, notes receivable and other receivables as of the close of business on the Closing Date.

“Registered Intellectual Property” means all United States: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any Governmental Entity.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Seller or a Member in connection with the transactions contemplated hereby.

“Seller Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Seller or to which the Seller makes or has made, or has or has had an obligation to make, contributions at any time or with respect to which the Seller has any liability or obligation.

“Seller Indemnified Parties” means the Seller, the Members and their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Seller Intellectual Property” means any Intellectual Property that is owned by or licensed to the Seller, including the Seller Software.

“Seller Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Seller.

“Seller Software” means all software used by the Seller in the Business.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind (including taxes under Treasury Regulation Section 1.1502-6) for which the Seller or the Purchaser may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Transferred Employee” means an employee of the Seller who accepts an offer of employment from the Purchaser.  Such employee shall be considered a “Transferred Employee” as of the time he or she first performs services for the Purchaser on or after the Closing Date.

“Treasury Regulations” means the temporary and final income Tax regulations, promulgated under the Code.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and similar state Laws.

Section 1.2                                Other Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquisition Transaction	7.3
Assets	2.1
Assumed Liabilities	2.3(b)
Assumption Agreement	9.2(c)
Bill of Sale	9.2(b)
Customer	4.24
Excluded Assets	2.2
Expiration Date	10.1(e)
Indemnifying Party	11.3(a)
Members	Preamble
Notice of Claim	11.3(c)
Parties	Preamble
Party	Preamble
Purchase Price	3.1
Purchaser	Preamble
Purchaser Cap	11.5
Purchaser Losses	11.1
Seller	Preamble
Seller Losses	11.2
Seller Representative	Preamble
Supplier	4.24

Section 1.3                                Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
PURCHASE AND SALE

Section 2.1             Agreement to Purchase and Sell.  Subject to the terms and conditions hereof, at the Closing, the Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all right, title and interest of the Seller in and to, except for the Excluded Assets, all of its assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, and wherever situated, in existence on the date hereof and any additions thereto on or before the Closing Date (such assets, properties and rights, being referred to as the “Assets”), free and clear of all Liens other than Permitted Liens.  The Assets shall include the Seller’s right, title and interest in and to the following assets, properties and rights:

(a)           cash, cash equivalents and marketable securities and all rights to any bank accounts;

(b)           inventory, including finished goods, supplies, raw materials, work in progress, spare, replacement and component parts, and other inventory property located at, stored on behalf of or in transit to the Seller;

(c)           deposits, advances, pre-paid expenses and credits;

(d)           fixed assets, vehicles, equipment, machinery, tools, furnishings, computer hardware and fixtures;

(e)           the Assumed Contracts;

(f)           the goodwill, patents, patent applications, copyrights, copyright applications, methods, know-how, Software, technical documentation, processes, procedures, inventions, trade secrets, trademarks, trade names, service marks, service names, registered user names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property (and all rights thereto and applications therefor), including all Seller Intellectual Property;

(g)           the Receivables, the proceeds thereof, and any security therefor;

(h)           causes of action, lawsuits, judgments, claims and demands of any nature, whether arising by way of counterclaim or otherwise;

(i)           all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights;

(j)           Licenses, including those set forth on Schedule 4.26;

(k)           insurance proceeds and insurance awards receivable with respect to any of the Assets which arise from or relate to events occurring prior to or on the Closing Date;

(l)              information, files, correspondence, records, data, plans, reports, Contracts and recorded knowledge, including customer, supplier, price and mailing lists, and all accounting or other books and records of the Seller in whatever media retained or stored, including computer programs and disks; and

(m)            the Owned Real Property.

Section 2.2              Excluded Assets.  Notwithstanding anything to the contrary set forth herein, the Assets shall not include the following assets, properties and rights of the Seller (collectively, the “Excluded Assets”):

(a)           the articles of organization and operating agreement and minute books of the Seller;

(b)           the Leased Real Property and all licenses, permits, approvals, easements and other rights relating thereto;

(c)           the rights that accrue to the Seller hereunder;

(d)           rights to refunds of Taxes paid by the Seller, whether paid directly by the Seller or indirectly by a third party on the Seller’s behalf, regardless of whether such rights have arisen or hereafter arise; and

(e)           insurance policies (and any cash or surrender value thereon).

Section 2.3            Assumption of Assumed Liabilities.

(a)           Except as provided in Section 2.3(b), the Purchaser shall not assume, in connection with the transactions contemplated hereby, any liability or obligation of the Seller whatsoever, whether known or unknown, disclosed or undisclosed, accrued or hereafter arising, absolute or contingent, and the Seller shall retain responsibility for all such liabilities and obligations.

(b)           Effective as of the Closing, the Purchaser shall assume the following liabilities and obligations of the Seller (collectively, the “Assumed Liabilities”):

(i)           the obligations of the Seller under each Assumed Contract, except to the extent such obligations are required to be performed on or prior to the Closing Date, are not disclosed on the face of such Assumed Contract, or accrue and relate to the operation of the Business prior to the Closing Date;

(ii)           the current liabilities of the Seller accrued on the Preliminary Financial Statements and current liabilities of the Seller incurred in the ordinary course of business after the date of the Preliminary Financial Statements and on or before the Closing Date; and

(iii)           those debt obligations and other liabilities of Seller set forth on Exhibit 2.3(b)(iii) (the “Assumed Long-Term Liabilities”).

(c)           Specifically Excluded Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume any obligation or liability of Seller of any kind, and Seller shall pay, satisfy and perform all of its obligations (other than the Assumed Liabilities), whether fixed, contingent, known or unknown and whether existing as of the Closing or arising thereafter, which may affect in any way the transferred assets.  Such specifically excluded liabilities shall include all claims, actions, litigation and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

ARTICLE III
PURCHASE PRICE; ALLOCATIONS

Section 3.1              Purchase Price.  The aggregate amount to be paid for the Assets (the “Purchase Price”) shall be 4,287,490 shares of Parent Stock.  In addition to the foregoing payment, as consideration for the sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities.

Section 3.2              Payment of Purchase Price.  On the Closing Date, the Purchaser shall deliver, or shall arrange to be delivered, to each Member the portion of the Purchase Price set forth opposite such Member’s name on Exhibit 3.2.

Section 3.3              Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets at their respective book values and any balance of the Purchase Price shall be allocated to goodwill.  The Purchaser and the Seller shall file their Tax Returns (and IRS Form 8594, if applicable) on the basis of such allocation and neither Party shall thereafter take a Tax Return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other Governmental Entity.

Section 3.4             Allocation of Certain Items.  With respect to certain expenses incurred in the operations of the Seller, the following allocations shall be made between the Seller on the one hand and the Purchaser on the other:

(a)           Taxes.  Real and ad valorem property Taxes shall be apportioned at the Closing based upon the amounts set forth in the current tax bills therefor and the number of days in the taxable period prior to (and including) the Closing Date and in the taxable period following the Closing Date.

(b)           Utilities.  Utilities, water and sewer charges shall be apportioned based upon the number of Business Days occurring prior to (and including) the Closing Date and following the Closing Date during the billing period for each such charge.

Appropriate cash payments by the Purchaser or the Seller, as the case may require, shall be made hereunder from time to time as soon as reasonably practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 3.4.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE SELLER AND THE MEMBERS

The Seller and the Members hereby represent and warrant to the Purchaser as follows, as of the date hereof and the Closing Date:

Section 4.1             Organization.

(a)           The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted.  The authorized ownership interests of the Seller are set forth on Schedule 4.1(a).  The Members own all of the issued an outstanding ownership interests of the Seller.  There are no outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring the Seller to issue, any ownership interests or securities convertible into, or exchangeable for, such ownership interests.

(b)           The Seller is duly qualified or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration.  Schedule 4.1(b) contains a true, correct and complete list of the jurisdictions in which the Seller is qualified or registered to do business as a foreign entity.  The Seller has heretofore delivered to the Purchaser true, correct and complete copies of its articles of organization and operating agreement as currently in effect and its corporate record books with respect to actions taken by its members and managers.

(c)           The Seller does not own, directly or indirectly, any capital stock or other equity, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other Person. Except for the Business, the Seller is not engaged in any other business or commercial activity.  All activities and operations of the Business are conducted by the Seller and no Person (except in his or her capacity as a director, officer or employee of the Seller) is engaged in the Business.

(d)           There are no assets, properties or rights (whether real, personal or mixed and whether tangible or intangible) that are owned or used by the Seller that are not related to or utilized in the Business.  There are no liabilities of the Seller of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that are not related to the Business.

Section 4.2             Authorization.  The Seller has full corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and the Seller Ancillary Documents shall be as of the Closing Date, duly executed and delivered by the Seller and do or shall, as the case may be, constitute the valid and binding agreements of the Seller, enforceable against the Seller in accordance with their respective terms.

Section 4.3            Absence of Restrictions and Conflicts.  The execution, delivery and performance by the Seller of this Agreement and the Seller Ancillary Documents, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (a) contravene or conflict with any term or provision of the articles of organization or operating agreement of the Seller, (b) except as indicated on Schedule 4.3, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract or License to which the Seller is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Seller is a party or by which the Seller or any of its respective properties are bound, (d) contravene or conflict with any Law or arbitration award applicable to the Seller, or (e) result in the creation or imposition of any Lien on any Asset.

Section 4.4            Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Seller or any of the Members in connection with the execution, delivery or performance of this Agreement or the Seller Ancillary Documents or the consummation of the transactions contemplated hereby.

Section 4.5            Real Property.

(a)           Schedule 4.5(a) sets forth a true, correct and complete legal description of each parcel of Owned Real Property.  The Seller has good and marketable, indefeasible, fee simple title to the Owned Real Property.  The Seller has delivered to the Purchaser true, correct and complete copies of the deeds and other instruments (as recorded) by which the Seller acquired the Owned Real Property, and true, correct and complete copies of all title insurance policies, abstracts and surveys relating to the Owned Real Property.

(b)           Except for the Permitted Liens, no Real Property is subject to (i) any Liens, (ii) any governmental decree or order (or, to the Knowledge of the Seller, threatened or proposed order) or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(c)           There are no improvements and fixtures on the Real Property.  There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Seller, threatened against any of the Real Property or any improvement thereon.  The Real Property constitutes all of the real property utilized by the Seller in the operation of the Business.  None of the Real Property is used for any purpose other than the operation of the Business.

Section 4.6            Personal Property.  All equipment and other items of tangible personal property and assets included in the Assets (a) are free of defects and in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted and (b) were acquired and are usable in the regular and ordinary course of business.  All of the tangible personal property and assets included in the Assets are located at the Owned Real Property.  No Person other than the Seller owns any equipment or other tangible personal property or asset that is necessary to the operation of the Business, except for the leased equipment, property or Assets listed on Schedule 4.6.

Section 4.7           Sufficiency of and Title to Assets.  The Assets constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Seller to conduct the Business in accordance with the Seller’s past practices and as presently planned to be conducted.  The Seller has (and shall convey to the Purchaser at the Closing) good title to or, in the case of leased property, valid leasehold interests in, the Assets, free and clear of all Liens except Permitted Liens.

Section 4.8           Inventory.  The Seller’s inventory (a) was acquired and is sufficient for the operation of the Business in the ordinary course consistent with past practice, (b) is of a quality and quantity usable or saleable in the ordinary course of business, and (c) is valued on the books and records of the Seller at the lower of cost or market with the cost determined under the weighted average inventory valuation method consistent with past practice.

Section 4.9           Financial Statements.  Schedule 4.9 contains true, correct and complete copies of the Preliminary Financial Statements.  The Preliminary Financial Statements are in conformity with GAAP and have been prepared from, and are in accordance with, the books and records of the Seller, which books and records have been maintained on a basis consistent with the past practice of the Seller.  Each balance sheet included in the Preliminary Financial Statements (including the related notes and schedules) is true, correct and complete and fairly presents the financial position of the Seller as of the date of such balance sheet, and each statement of income and cash flows included in the Preliminary Financial Statements (including the related notes and schedules) is true, correct and complete and fairly presents the results of operations and changes in cash flows, as the case may be, of the Seller for the periods set forth therein.

           On or prior to the Closing Date, the Seller shall provide the Purchaser with true, correct and complete copies of the Audited Financial Statements.  The Audited Financial Statements will be in conformity with GAAP and will be prepared from, and will be in accordance with, the books and records of the Seller, which books and records have been maintained on a basis consistent with the past practice of the Seller.  Each balance sheet included in the Audited Financial Statements (including the related notes and schedules) will be true, correct and complete and fairly presents the financial position of the Seller as of the date of such balance sheet, and each statement of income and cash flows included in the Audited Financial Statements (including the related notes and schedules) will be true, correct and complete and will fairly present the results of operations and changes in cash flows, as the case may be, of the Seller for the periods set forth therein.

           Since December 31, 2006, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Seller.  The Seller maintains accurate books and records reflecting its assets, liabilities, revenues and expenses and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 4.10          No Undisclosed Liabilities.  There are no liabilities of the Seller of any kind whatsoever, whether accrued, contingent, absolute or otherwise, and whether known or unknown, except for:

(a)           liabilities and obligations fully reflected or provided for in the Preliminary Financial Statements or the Audited Financial Statements;

(b)           liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2006; and

(c)           liabilities and obligations under Contracts that are not (i) attributable to any failure by the Seller to comply with the terms thereof or any express or implied warranty, or (ii) entered into in violation of this Agreement.

Section 4.11           Absence of Certain Changes.  Since December 31, 2006, there has not been (a) any Material Adverse Effect, (b) any damage, destruction, loss or casualty to property or assets of the Seller (including the Assets) with a value in excess of $10,000, whether or not covered by insurance, (c) any sale, transfer or disposition of any properties or assets, other than sales of inventory in the ordinary course of business, consistent with past practice or (d) any action taken of the type described in Section 7.1 that, had such action occurred following the date hereof without the Purchaser’s prior approval, would be in violation of such Section 7.1.

Section 4.12           Legal Proceedings.  Except as set forth on Schedule 4.12, there is no suit, action, claim, arbitration, proceeding or investigation pending or, to the Knowledge of the Seller, threatened against the Seller, or the Assets before any Governmental Entity.  No suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Seller, threatened against the Seller or the Assets before any Governmental Entity (including any of those set forth on Schedule 4.12), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.  The Seller is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

Section 4.13           Compliance with Law.  The Seller is (and has been at all times since Seller’s inception) in compliance with all applicable Laws (including applicable Laws relating to zoning and the safety and health of employees).  The Seller (a) has not been charged with, and the Seller has not received any written notice that it is under investigation with respect to, and, to the Knowledge of the Seller, is not otherwise now under investigation with respect to, a violation of any applicable Law, (b) is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity and (c) has filed all reports and has all Licenses required to be filed with any Governmental Entity on or prior to the date hereof.

Section 4.14          Contracts.  True, correct and complete copies of all Assumed Contracts have been provided to the Purchaser.  The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Seller and, to the Knowledge of the Seller, each other party thereto.  There is no existing default or breach of the

Seller under any Assumed Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to the Knowledge of the Seller, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Assumed Contract.  There is no term, obligation, understanding or agreement that would modify any term of an Assumed Contract or any right or obligation of a party thereunder which is not reflected on the face of such Assumed Contract.  The Seller is not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry in any new Contract.

Section 4.15          Tax Returns; Taxes.

(a)           All Tax Returns due to have been filed by the Seller through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all respects.  All Taxes, deposits and other payments for which the Seller has liability (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Seller.

(b)           The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Seller, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Seller in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(c)           No claims have been asserted and no proposals or deficiencies for any Taxes of the Seller are being asserted, proposed or, to the Knowledge of the Seller, threatened, and no audit or investigation of any Tax Return of the Seller is currently underway, pending or threatened.

(d)           No claim has ever been made against the Seller by any Governmental Entity in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation in such jurisdiction.

(e)           There are no Liens for Taxes with respect to the Seller or the Assets, nor is there any such Lien that is pending or, to the Knowledge of the Seller, threatened.

Section 4.16          Employees and Independent Contractors.  Schedule 4.16 contains a true, correct and complete list of all of the employees (including the Paychex Employees) currently employed by the Seller, specifying the name of the employee and type of labor/title.  All Persons classified by the Seller as independent contractors have been properly classified in accordance with all applicable Laws.  Each independent contractor and employee has the requisite License required to provide the services such independent contractor or employee provides the Seller, as applicable.  Neither the Seller nor the Members have received a claim from any Governmental Entity to the effect that the Seller has improperly classified any Person as an independent contractor, nor to the Knowledge of the Seller has any such claim been threatened.  Neither the Seller nor the Members have made any verbal commitments to any Person with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise.

Section 4.17           Seller Benefit Plans.  Except for the benefits provided by Paychex with respect to the Paychex Employees, the Seller does not have any Seller Benefit Plans or ERISA Affiliate Plans.  The Seller has not announced or entered into any plan or binding commitment to adopt, create or cause to exist any Seller Benefit Plan.

Section 4.18           Labor Relations.

(a)           No employee (including any Paychex Employee) currently used by the Company has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Entity.  The Seller is not and has never been a signatory to a collective bargaining agreement with any trade union, labor organization or group.

(b)           The Seller is not and has not been engaged in any unfair labor practice and the Seller is not aware of any pending or, to the Knowledge of the Seller, threatened labor board proceeding of any kind, including any such proceeding against the Seller or any trade union, labor union, employee organization or labor organization representing the Seller’s employees.  No labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees of the Seller has occurred, is in progress or, to the Knowledge of the Seller, has been threatened.  The Seller is in compliance with all Labor Laws and is not liable for any liability, judgment, decree, order, arrearage of wages or taxes, fine or penalty for failure to comply with any Labor Law.  No citation has been issued by OSHA against the Seller and no notice of contest, claim, complaint, charge, investigation, or other administrative enforcement proceeding involving the Seller has been filed or is pending or, to the Knowledge of the Seller, threatened against the Seller under the Laws administered or enforced by OSHA or any other applicable Law relating to occupational safety and health.  No workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against the Seller.

(c)           The Seller has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

Section 4.19          Insurance Policies.  Schedule 4.19 contains a true, correct and complete list of all insurance policies carried by or for the benefit of the Seller, specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid.  The Seller maintains sufficient insurance with reputable insurers for the business and assets of the Seller against all risks normally insured against, and in amounts normally carried, by the Seller consistent with past practice.  All insurance policies and bonds with respect to the business and assets of the Seller are in full force and effect and shall be maintained by the Seller in full force and effect as they apply to any matter, action or event relating to the Seller occurring through the

Closing Date and the Seller has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.

Section 4.20           Environmental, Health and Safety Matters.

(a)           The Seller possesses all Licenses required under, and is in full compliance with, all Environmental Laws, and the Seller is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder.

(b)           No portion of the Real Property has been used as a landfill or waste disposal site.  None of the buildings and improvements owned or utilized by the Seller is constructed of, or contains as a component part thereof, any material that, either in its present form or as such material could reasonably be expected to change through aging and normal use and service, releases any substance, whether gaseous, liquid or solid, that is or may be, either in a single dose or through repeated and prolonged exposure, injurious or hazardous to the health of any individual who may from time to time be in or about such buildings or improvements.

(c)           The Seller has not received notice of actual or threatened liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and there is no fact or circumstance (including, without limitation, the management, handling or Release of Hazardous Materials) that could form the basis for the assertion of any claim against the Seller under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

(d)           The Seller has provided to the Purchaser true, correct and complete copies of any and all audits conducted regarding any environmental or health and safety matter related to the Real Property.  For purposes of this Section 4.20(d), an “audit” means any inspection, investigation, assessment, study or test performed at the request of, or on the behalf of, a Governmental Entity.  The Seller has provided to the Purchaser true, correct and complete copies of all reports, correspondence, memoranda, computer data and the complete files relating to environmental matters; and the Seller has not paid any fine, penalty or assessment within the prior five (5) years with respect to environmental matters.

(e)           No improvement or equipment included in the Assets contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any Asset.  The Seller has not imported, received, manufactured, produced, processed, labeled, or shipped, stored, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws.

                 Section 4.21          Intellectual Property.

(a)           The Seller does not have any Seller Registered Intellectual Property.

(b)           The Seller owns and has good and exclusive title to, or has licenses (sufficient for the conduct of its business as currently conducted) to, each item of Seller Intellectual Property, free and clear of any Lien (excluding licenses and related restrictions); the Seller is the exclusive owner or exclusive licensee of all trademarks and service marks, trade names and domain names used in connection with the operation or conduct of the Business, including the sale of any products or the provision of any services by the Seller, free and clear of all Liens; and the Seller’s licensing of any of its trademarks and service marks has been subject to commercially reasonable quality control of the Seller and the Seller has exercised such quality control in a consistent and commercially reasonable manner.

(c)           The operation of the Business as it is currently conducted, including the design, development, marketing and sale of the products or services (including products currently under development), has not and does not infringe or misappropriate in any manner the Intellectual Property of any third party or, to the Knowledge of the Seller, constitute unfair competition or trade practices under the Laws of any jurisdiction.  To the Knowledge of the Seller, no Person has or is infringing or misappropriating any Seller Intellectual Property.

(d)           The Seller has taken reasonable steps to protect the rights of the Seller in the any trade secret or confidential information of third parties used by the Seller, and, except under confidentiality obligations, there has not been any disclosure by the Seller of any such trade secret or confidential information of third parties.

Section 4.22           Software.  The Seller does not own any Software.  The Seller is in compliance in all respects with the terms and conditions of all Contracts in favor of the Seller relating to the Seller Software.

Section 4.23           Affiliate Matters.  Except as set forth on Schedule 4.23, no (a) Member or officer or director of the Seller, (b) Person with whom any such Member, officer or director has any direct or indirect relation by blood, marriage or adoption, or (c) Affiliate of any of the foregoing,  or (e) current or former Affiliate of the Seller, has any interest in or is a party to: (i) any Contract with, or relating to the Seller, the Business, the Assets or the Assumed Liabilities; (ii) any loan for or relating to the Seller, the Business or the Assets; or (iii) any property (real, personal or mixed, tangible or intangible) used or currently intended to be used by the Seller.  Schedule 4.23 also sets forth a true, correct and complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any such Person described above by or to the Seller.

Section 4.24            Customer and Supplier Relations.  Schedule 4.24(1) contains a true, correct and complete list of the names and addresses of the current customers of the Seller (the “Customers”).  Schedule 4.24(2) contains a true, correct and complete list of the names and addresses of the current suppliers of the Seller (the “Suppliers”).  The Seller maintains good commercial relations with each of its Customers and Suppliers and, to the Knowledge of the Seller, no event has occurred that could materially and adversely affect the Seller’s relations with any such Customer or Supplier.  The Seller has not received any notice and does not have any Knowledge to the effect that any current customer or supplier may terminate or materially alter its business relations with the Seller, either as a result of the transactions contemplated hereby or otherwise.  All accounts receivable of the Seller (i) are valid, existing and collectible in a manner consistent with the Seller’s past practice without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien.

Section 4.25         Licenses.  Schedule 4.25 is a true, correct and complete list of all Licenses held by the Seller for use in the Business.  The Seller owns or possesses all Licenses that are necessary to enable it to carry on the Business as presently conducted and as presently planned to be conducted.  All Licenses are valid, binding and in full force and effect.  The Seller has taken all necessary action to maintain each License, except where the failure to so act shall not have an adverse effect on the Seller or the Business.  No loss or expiration of any License is pending or, to the Knowledge of the Seller, threatened (other than expiration upon the end of any term).  Schedule 4.25 identifies with an asterisk each License set forth therein which by its terms cannot be transferred to the Purchaser at Closing.

Section 4.26          Product and Service Warranties.  The Seller does not make any warranty or guaranty as to goods manufactured, sold, leased, licensed or delivered or services provided by the Seller, and there is no pending or, to the Knowledge of the Seller, threatened claim alleging any breach of any such warranty or guaranty.

Section 4.27          Brokers, Finders and Investment Bankers.  Neither the Seller, nor any officer, member, director or employee of the Seller, nor any Affiliate of the Seller, nor any Member has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

Section 4.28          Disclosure.  No representations, warranties, assurances or statements by any Member or the Seller in this Agreement and no statement contained in any document (including the Preliminary Financial Statements, Audited Financial Statements and the schedules and exhibits to this Agreement), certificates or other writings furnished or to be furnished by any Member or the Seller (or caused to be furnished by any Member or the Seller) to the Purchaser or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member severally, and not jointly, represents and warrants to the Purchaser as follows, as of the date hereof and as of the Closing Date:

Section 5.1            Authorization and Validity of Agreement.  Such Member has the legal right, power and capacity to execute and deliver this Agreement and the Seller Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and the Seller Ancillary Documents to which it is a party shall be as of the Closing Date, duly and validly executed and delivered by such Member and do or shall, as the case may be, constitute the valid and binding agreements of such Member, enforceable against such Member in accordance with their respective terms.

Section 5.2            Absence of Restrictions and Conflicts.  The execution, delivery and performance by such Member of this Agreement and the Seller Ancillary Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which such Member is a party, (b) contravene or conflict with any judgment, decree or order of any Governmental Entity to which such Member is a party or by which such Member is bound, or (c) contravene or conflict with any Law or arbitration award applicable to such Member.

Section 5.3            Legal Proceedings.  There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of such Member, threatened against, relating to or involving such Member that could adversely affect such Member’s ability to consummate the transactions contemplated by this Agreement.

Section 5.4            Investment Representations.

(a)           No Member is acquiring shares of Parent Stock with any present intention of distributing or selling such shares in violation of federal, state or other securities laws.  Each Member agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the shares of Parent Stock in violation of any federal, state or other securities law.  Each Member acknowledges that the Parent Stock is subject to market and other conditions beyond the control of the Purchaser.

(b)           Reliance upon Members’ Representations.  Each Member understands that the Parent Stock is being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal securities laws and that the Purchaser is relying on the truth and accuracy of, and each Member’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Members set forth herein in order to determine the availability of such exemptions and the eligibility of each Member to acquire the Parent Stock.

(c)           Restricted Securities.  Each Member agrees and acknowledges that the Purchaser Stock to be received by such Member pursuant to this Agreement may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933 (the “Securities Act”) or an exemption therefrom, and that in the absence of an effective registration statement covering the Parent Stock or an available exemption from registration under the Securities Act, the Parent Stock must be held indefinitely.  In particular, each Member is aware that the Parent Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about the Purchaser.

(d)           Experience.  Each Member represents that it is experienced in evaluating and can bear the economic risk of investment in securities which are not registered under the Securities Act, and has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Parent Stock.

(e)           Access to Information.  Each Member agrees and acknowledges that it has had access to such information regarding the Purchaser as it deems necessary for it to make an informed decision regarding the investment in the Purchaser.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Seller and each of the Members as follows as of the date hereof and the Closing Date:

Section 6.1              Organization.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted.

Section 6.2              Authorization.  The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents shall be, duly executed and delivered by the Purchaser and do or shall, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

Section 6.3              Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the charter documents of the Purchaser, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Contract to which the Purchaser is a party, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser is bound or (d) contravene or conflict with any statute, Law, rule or regulation applicable to the Purchaser.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Purchaser in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1              Conduct of Business by the Seller.  Except as expressly permitted by this Agreement or Schedule 7.1 or as required by applicable Law, during the period commencing on the date hereof and ending on the Closing Date, unless the Purchaser otherwise consents, the Seller shall (and the Members will cause the Seller to) conduct the Business in the ordinary course, consistent with past practice and shall:

(a)           use its commercially reasonable efforts to preserve intact the goodwill and business organization of the Seller, keep the officers and employees of the Seller available to the Purchaser and preserve the relationships and goodwill of the Seller with customers, distributors, suppliers, employees and other Persons having business relations with the Seller;

(b)           maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction listed on Schedule 4.1(b);

(c)           comply with all applicable Laws;

(d)           maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, all equipment, fixtures and other tangible personal property located on the Real Property;

(e)           not authorize for issuance or issue and deliver any additional membership interests or securities convertible into or exchangeable for membership interests, or issue or grant any right, option or other commitment for the issuance of membership interests;

(f)           not amend or modify its articles of organization or operating agreement;

(g)           not declare any dividend, pay or set aside for payment any dividend or other distribution or make any payment to any Member, officer or director or any Person with whom any such Member or manager has any direct or indirect relation, other than the payment of salaries in the ordinary course of business and consistent with past practice;

(h)           not (i) create, incur or assume any indebtedness secured by the Assets, (ii) grant, create, incur or suffer to exist any Lien on the Assets that did not exist on the date hereof, (iii) write-down the value of any asset or investment (including any Asset)

on the books or records of the Seller, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (iv) cancel any debt or waive any claim or right, (v) make any commitment for any capital expenditure to be made on or following the date hereof, (vi) enter into any Contract which cannot be cancelled by the Seller on notice of not longer than thirty (30) days and without liability or penalty of any kind, (vii) enter into any Contract which imposes, or purports to impose, any obligations or restrictions on any of its Affiliates, or (viii) settle or compromise any legal proceedings related to or in connection with the Seller’s business;

(i)           not increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, officers, directors or consultants, except in the ordinary course of business to the extent consistent with past practice of the Seller;

(j)           not enter into any Employment Agreement;

(k)           perform in all material respects all of its obligations under all Assumed Contracts and Licenses, and not default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default under any Assumed Contract or License (except those being contested in good faith);

(l)           continue to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with past practice and not make any change in any of its accounting (or tax accounting) policies, practices or procedures;

(m)           continue its current cash and inventory management practices in the ordinary course of business consistent with past practice; and

(n)           not authorize, or commit or agree to take, any of the foregoing actions.

Section 7.2             Notices of Certain Events.  The Seller shall promptly notify the Purchaser of:

(a)           any fact, condition, change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or otherwise results in any representation or warranty of the Seller or the Members hereunder being inaccurate in any respect as of the date of such fact, condition, change or event had such representation or warranty been made as of such date;

(b)           any fact, condition, change or event that causes or constitutes a breach of any of the representations or warranties of the Seller or the Members hereunder made as of the date hereof;

(c)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(d)           any action, suit, claim, investigation or proceeding commenced or, to the Knowledge of the Seller, threatened against, relating to or involving or otherwise affecting the Seller that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 4.12 or that relate to the consummation of the transactions contemplated hereby; and

(e)           (i) the damage or destruction by fire or other casualty of any Asset or part thereof or (ii) any Asset or part thereof becoming the subject of any proceeding (or, to the Knowledge of the Seller, threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

The Seller and the Members hereby acknowledge that the Purchaser does not and shall not waive any right it may have hereunder solely as a result of such notifications and any notification given pursuant to this Section 7.2 (including any supplement to the schedules to this Agreement) shall (x) not have any effect for purposes of determining satisfaction of the conditions set forth in Section 8.1 of this Agreement, (y) be disregarded for purposes of determining the obligations of the Seller under Article XI hereof, and (z) not in any way limit the Purchaser’s exercise of its rights hereunder.

Section 7.3             No Solicitation of Transactions.  Until the earlier of the Closing or the termination of this Agreement pursuant to Article X, neither the Seller nor any of the Members shall, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or other similar Contract with any Person other than the Purchaser with respect to a sale of all or any substantial portion of the Assets, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Seller, or the liquidation or similar extraordinary transaction with respect to the Seller (an “Acquisition Transaction”).  The Seller shall notify the Purchaser orally (within two (2) Business Days) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that the Seller or any of the Members or any of their respective officers, directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters.  In the event such inquiry or proposal is in writing, the Seller shall deliver to the Purchaser a copy of such inquiry or proposal together with such written notice.

Section 7.4             Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions hereof, each Party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other Party and its officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

Section 7.5             Consents.  The Members and the Seller shall, during the remaining term of each Non-Assignable Contract, use commercially reasonable efforts to (a) obtain the consent of the third parties required thereunder, (b) make the benefit of such Non-Assignable Contract available to the Purchaser so long as the Purchaser fully cooperates with the Seller and promptly reimburses the Seller for all payments made by the Seller (with the prior approval of the Purchaser) in connection therewith and (c) enforce, at the request of the Purchaser and at the sole expense and for the account of the Purchaser, any right of the Seller arising from such Non-Assignable Contract against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof).  The Seller shall not take any action or suffer any omission that could limit, restrict or terminate in any material respect the benefits to the Purchaser of such Non-Assignable Contract unless, in good faith and after consultation with and prior written notice to the Purchaser, the Seller is (i) ordered to do so by a Governmental Entity of competent jurisdiction or (ii) otherwise required to do so by Law; provided, however, that if any such order is appealable, the Seller shall, at the Purchaser’s sole cost and expense, take such reasonable actions as are requested by the Purchaser to file and pursue such appeal and to obtain a stay of such order.  Nothing in this Agreement or the Assumption Agreement shall constitute a sale, assignment, transfer or conveyance to, or assumption by, the Purchaser of the Non-Assignable Contracts.  With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Seller shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser within five (5) Business Days following receipt of such approval or consent.

Section 7.6             Transfer Taxes; Expenses.  Any Taxes or recording fees payable as a result of the purchase and sale of the Assets or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Seller.  The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

Section 7.7             Insurance.  If requested by the Purchaser, each of the Seller and the Members shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Seller that are currently in force.  All costs relating to the actions described in this Section 7.7 shall be borne solely by the Purchaser.

Section 7.8             Receivables.  From and after the Closing, if the Seller or any Member receives or collects any Receivables, the Seller or Member, as applicable, shall remit any such amounts to the Purchaser within five (5) days of each day on which the Seller or Member, as applicable, receives such sum.

Section 7.9             Risk of Loss.  The risk of loss with respect to the Assets shall remain with the Seller until the Closing.  Until the Closing, the Seller shall maintain in force all the policies of property damage insurance under which any Asset is insured.  In the event prior to the Closing any material Asset is lost, damaged, destroyed or taken or threatened to be taken by the exercise of the right of eminent domain, then:

(a)           the Purchaser may terminate this Agreement in accordance with the provisions of Section 10.1(d); or

(b)           the Purchaser may require the Seller to assign to the Purchaser the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction and to reduce the Purchase Price by the amount of the replacement cost of the Assets that were lost, damaged, destroyed or taken or threatened to be taken by the exercise of the right of eminent domain, less the amount of any proceeds of insurance payable as a result of the occurrence.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1             Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment  (or waiver by the Purchaser) at or prior to the Closing of each of the following additional conditions:

(a)           Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Law passed by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Purchaser or a material restriction on the Purchaser’s operation of its business as a result of such matter.

(b)           Consents. All consents set forth on Exhibit 8.1(b) shall have been obtained or made on terms and conditions reasonably satisfactory to the Purchaser.

(c)           Representations and Warranties.  Each of the representations and warranties of the Seller and the Members set forth in Article IV and of the Members contained in Article V shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects.

(d)           Performance of Obligations of the Seller and the Members.  The Seller and each of the Members shall have performed in all material respects all covenants and agreements required to be performed by it hereunder at or prior to the Closing.

(e)           No Material Adverse Effect.  Between the date hereof and the Closing Date, there shall not have occurred (nor shall the Purchaser have become aware of) any Material Adverse Effect or any development reasonably likely to result in a Material Adverse Effect.

(f)           Release of Liens.  The Purchaser shall have received evidence reasonably satisfactory to it that all Liens affecting any Asset (other than Permitted Liens) have been released, or will be released upon repayment of the Closing Date Indebtedness pursuant hereto.

(g)           Audited Financial Statements.  The Seller shall have delivered to the Purchaser the Audited Financial Statements in accordance with Section 4.9.

(h)           Owned Real Property.  The Purchaser shall have obtained a title insurance policy showing that the Purchaser has good, valid and marketable title in fee simple absolute to all the Owned Real Property, free and clear of all title defects or Liens other than Permitted Liens, and containing a non-imputation endorsement to the effect that any knowledge of title defects on the part of the Members or the Seller on or prior to the Closing will not be attributed to the Purchaser.  The Seller and the Purchaser shall have prepared for execution all documentation and other information necessary to consummate the transfer of the Owned Real Property at the Closing, including without limitation, the receipt of any affidavits or indemnities required by a title company in connection with the receipt of a title insurance policy with respect to the Owned Real Property.  The Purchaser shall have received an executed deed with respect to the Owned Real Property.

(i)            Ancillary Documents.  The Seller shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 9.2.

Section 8.2             Conditions to Obligations of the Seller and the Members.  The obligations of the Seller and the Members to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Seller) at or prior to the Closing of each of the following additional conditions:

(a)           Injunction.  There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Seller.

(b)           Representations and Warranties.  Each of the representations and warranties of the Purchaser set forth in Article VI shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects.

(c)           Performance of Obligations by the Purchaser.  The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it hereunder on or prior to the Closing Date.

(d)           Ancillary Documents.  The Purchaser shall have delivered, or caused to be delivered, to the Seller the documents listed in Section 9.3.

ARTICLE IX
CLOSING

Section 9.1             Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing shall occur no later than five (5) Business Days following the date when all of the conditions set forth in Article VIII hereof have been satisfied or otherwise waived by the appropriate Party, or such other date as the Parties may agree.  The Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30308, or at such other place as the Parties may agree.

Section 9.2             Seller Closing Deliveries.  At the Closing, the Seller and the Members, as applicable, shall deliver to the Purchaser the following:

(a)           a certificate or certificates executed by the Members and the Manager of the Seller as to compliance with the conditions set forth in Section 8.1(c), (d) and (e) hereof;

(b)           executed bills of sale, instruments of assignment, certificates of title documents, deeds and other conveyance documents, dated as of the Closing Date, transferring to the Purchaser all of the Seller’s right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale substantially in the form of Exhibit 9.2(b) (the “Bill of Sale”);

(c)           documents evidencing the assumption of the Assumed Liabilities, including the Assumption Agreement substantially in the form of Exhibit 9.2(c) (the “Assumption Agreement”).

(d)           a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2);

(e)           a certificate by the Manager of the Seller, dated the Closing Date, as to (1) the good standing of the Seller in its jurisdiction of organization and in each other jurisdiction where it is qualified to do business, (2) the completeness of the Seller’s articles of organization and operating agreement and (3) the effectiveness of the resolutions of the Members of the Seller authorizing the execution, delivery and performance hereof by the Seller passed in connection herewith and the transactions contemplated hereby; and

(f)           all other documents required to be entered into by the Seller and the Members pursuant hereto or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated hereby.

Section 9.3             Purchaser Closing Deliveries.  On the Closing, the Purchaser shall deliver, or caused to be delivered, to the Seller the following:

(a)           the Purchase Price in accordance with Section 3.2.

(b)           a certificate of an authorized officer as to compliance with the conditions set forth in Section 8.2(b) and (c);

(c)           the Assumption Agreement; and

(d)           all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

ARTICLE X
TERMINATION

Section 10.1           Termination.  This Agreement may be terminated:

(a)           in writing by mutual consent of the Purchaser and the Seller;

(b)           by written notice from the Seller to the Purchaser, in the event the Purchaser (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Seller having notified the Purchaser of its intent to terminate this Agreement pursuant to this Section 10.1(b);

(c)           by written notice from the Purchaser to the Seller, in the event the Seller or the Members (i) fails to perform in any material respect any of their agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of their representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Purchaser having notified the Seller of its intent to terminate this Agreement pursuant to this Section 10.1(c);

(d)           by written notice from the Purchaser to the Seller under the circumstances described in Section 7.9; or

(e)           by written notice by the Seller to the Purchaser or the Purchaser to the Seller, as the case may be, in the event the Closing has not occurred on or prior to December 31, 2007 (the “Expiration Date”) for any reason other than delay or nonperformance of the Party seeking such termination.

Section 10.2           Specific Performance and Other Remedies.  Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

Section 10.3           Effect of Termination.  In the event of termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its partners, officers, directors or stockholders, except for obligations under Section 10.2 (Specific Performance and Other Remedies), Section 12.2 (Notices), Section 12.6 (Controlling Law), Section 12.7 (Severability), Section 12.9 (Enforcement of Certain Rights), Section 12.10 (Waiver; Amendment) and Section 12.15 (Transaction Costs) and this Section 10.3, all of which shall survive the Termination Date.  Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for any breach hereof.

ARTICLE XI
INDEMNIFICATION

Section 11.1           Indemnification Obligations of the Members.  From and after the Closing, the Seller and the Members (as a group) jointly and severally, and the Members, severally but not jointly, shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all claims (including for diminution in value), liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)           any liability or obligation of the Seller or the Members of any nature whatsoever except the Assumed Liabilities;

(b)           events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Seller’s business and the Assets on or prior to the Closing Date, except the Assumed Liabilities;

(c)           any breach or inaccuracy of any representation or warranty made by the Seller or the Members in this Agreement (other than in Article V) or the Seller Ancillary Documents, whether such representation or warranty is made as of the date hereof or as of the Closing Date (for purposes of this Section 11.1(c), each such representation and warranty shall be read without reference to any materiality or Material Adverse Effect qualifications contained therein);

(d)           any breach of any covenant, agreement or undertaking made by the Seller or the Members in this Agreement or the Seller Ancillary Documents; or

(e)           (i) any provision of any Environmental Law and arising out of, or relating to, (1) any act or omission of the Seller or its employees, agents or representatives on or prior to the Closing Date or (2) the ownership, use, control or operation on or prior to the Closing Date of any real property, plant, facility, site, area or property used in the Seller’s business (whether currently or previously owned or leased by the Seller), including arising from any Release of any Hazardous Material or off-site shipment of any Hazardous Material at or from such real property, plant, facility, site, area or property or (ii) mold or any other environmental matter or condition arising on or prior to the Closing Date.

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Purchaser Indemnified Parties described in this Section 11.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses”.

Section 11.2           Indemnification Obligations of the Purchaser.  The Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)           the Purchaser’s failure to perform, discharge or satisfy the Assumed Liabilities, provided, however, that the Seller Indemnified Parties shall not be indemnified with respect to Seller Losses arising with respect to any Non-Assignable Contract to the extent the Seller Losses result from (i) the Seller’s failure to take any lawful action under such Non-Assignable Contract in accordance with the Purchaser’s reasonable instructions or (ii) the Seller’s negligence or willful misconduct;

(b)           any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document, whether such representation or warranty is made as of the date hereof or as of the Closing Date; or

(c)           any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document.

The claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of the Seller Indemnified Parties described in this Section 11.2 as to which the Seller Indemnified Parties are entitled to indemnification are collectively referred to as “Seller Losses”.

Section 11.3           Indemnification Procedure.

(a)           Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or any Seller Losses (as the case may be), such Indemnified Party shall provide written notice thereof to the Purchaser or the Seller and the Members, as the case may be (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then any Purchaser Losses or any Seller Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred.  In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)           No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 11.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)           In the event an Indemnified Party claims a right to payment pursuant hereto, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”).  Such Notice of Claim shall specify the basis for such claim.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 11.3(c), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 11.4.  In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article or the amount thereof, the claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article XI, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder; provided, however, that the Members may, at their option, pay to the Purchaser a number of shares of Parent Stock equal to the product of (i) the amount of such claim pursuant to Section 11.3(c) multiplied by (ii) 0.5.

Section 11.4           Survival Period.  The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, 24 months following the Closing Date; provided, however, that (a) each of the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.7 (Sufficiency of and Title to Assets), Section 4.23 (Affiliate Matters), Section 4.27 (Brokers, Finders and Investment Bankers) and Section 5.1 (Authorization) shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, and (b) each of the representations and warranties contained in Section 4.15 (Tax Returns; Taxes), Section 4.17 (Seller Benefit Plans), Section 4.18 (Labor Relations) and Section 4.20 (Environmental Health and Safety Matters) shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than sixty (60) days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters.  The covenants and agreements of the Parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely.  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.5           Liability Limits.  The total aggregate amount of the liability of the Seller and the Members for Purchaser Losses with respect to any claims made pursuant to Section 11.1(c) shall be limited to $2,143,745 (the “Purchaser Cap”).  Notwithstanding the foregoing, the liability of the Seller and the Members for Purchaser Losses arising out of or related to fraud or willful misconduct or a breach of any representations and warranties contained in Sections 4.1, 4.2, 4.7, 4.15, 4.17, 4.18, 4.20, 4.23, 4.27, or 5.1 shall not be subject to the Purchaser Cap.  For the avoidance of doubt, if the Members elect to pay for Purchaser Losses with Parent Stock pursuant to Section 11.1(c), the value of such Parent Stock shall be deemed to equal $0.50 per share.

Section 11.6           Investigations.  The respective representations and warranties of the Parties contained in this Agreement or any certificate or other document delivered by any Party at or prior to the Closing and the rights to indemnification set forth in Article XI shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a Party.

Section 11.7           Set-Off.  The Purchaser shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owed to the Seller or any Member under this Agreement or any Seller Ancillary Documents.

Section 11.8           Exclusive Remedy.  Except for actions grounded in fraud, from and after the Closing, the indemnities provided in this Article XI shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1           Seller Representative.

(a)           Mr. Fletcher is hereby irrevocably appointed as representative, agent and attorney-in-fact for the Seller and each Member, (i) to give and receive notices and communications relating to the transactions and other matters contemplated by this Agreement or the Seller Ancillary Documents, including those relating to adjustments to the Purchase Price and indemnification claims; (ii) to make decisions on behalf of the Seller and the Members with respect to the transactions and other matters contemplated by this Agreement or the Seller Ancillary Documents, including regarding (A) adjustments to the Purchase Price, (B) indemnification claims, (C) amendments to this Agreement or the Seller Ancillary Documents and (D) the defense of third party suits that may be the subject of indemnification claims, and to negotiate, enter into settlements and compromises of, and demand litigation or arbitration with respect to such third party suits or claims by the Purchaser for indemnification; and (iii) to take other actions on behalf of the Seller and the Members as contemplated by this Agreement or the Seller Ancillary

Documents, including the exercise of all rights granted to the Seller and the Members under this Agreement or the Seller Ancillary Documents.

(b)           The Seller and each Member agrees that (i) the provisions of this Section 12.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies the Seller or any Member may have in connection with the transactions contemplated by this Agreement or the Seller Ancillary Documents, (ii) the remedy at law for any breach of the provisions of this Section 12.1 would be inadequate, and (iii) the provisions of this Section 12.1 shall be binding upon the successors and assigns of the Seller and each Member.

(c)           A decision, act, consent or instruction of the Seller Representative relating to this Agreement or the Seller Ancillary Documents shall constitute a decision for the Seller and all Members, and shall be final, binding and conclusive upon the Seller and the Members, and the Purchaser may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of the Seller and every Member.

Section 12.2            Notices.  All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:                 Winsonic McCrary, LLC
101 Marietta Street, Suite 2600
Atlanta, Georgia  30303
Attn:  Winston Johnson
Facsimile No.: (404) 230-5710

                with a copy to:                      Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, NE, Suite 2400
Atlanta, Georgia  30308-2222
Attn:  Jared Brandman
Facsimile No.: (404) 685-5276

To the Seller:                         Colonel McCrary Trucking, LLC
101 Marietta Street, Suite 2600
Atlanta, Georgia  30303
Attn:  Lee Chapin
Facsimile No.:  (404) 230-5710

To the Members:                  Larry Fletcher
37N Calumet Parkway
Newnan, Georgia 30263
Facsimile No.:  (770) 304-2165

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.  Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by facsimile if receipt is confirmed by telephone, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

Section 12.3           Schedules and Exhibits.  The schedules and exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

Section 12.4           Assignment; Successors in Interest.  No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Purchaser.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

Section 12.5           Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.6           Controlling Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Georgia without reference to its choice of law rules.  Except with respect to any action, dispute, suit or proceeding arising under Section 3.3 hereof, each Party irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the Business Case Division of the Fulton County Superior Court located in the State of Georgia (the “Business Court”), and in the event the Business Court does not have jurisdiction over such dispute, then of the courts of the State of Georgia and of the United States District Court for the Northern District of Georgia for any action, dispute, suit or proceeding arising out of or relating to this Agreement (and each party irrevocably and unconditionally agrees not to commence any such action, dispute, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, dispute, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, dispute, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each Party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 12.7           Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 12.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

Section 12.9           Enforcement of Certain Rights.  Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

Section 12.10         Waiver; Amendment.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 12.11         Integration.  This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

Section 12.12         Compliance with Bulk Sales Laws.  Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 12.13         Interpretation.  Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender.  References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder.  The words “include,” “includes,” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits of this Agreement.

Section 12.14         Cooperation Following the Closing.  Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 12.15         Transaction Costs.  Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Seller and the Members shall pay the fees, costs and expenses of the Seller and the Members incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to the Seller and the Members.

*          *          *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

WINSONIC McCRARY, LLC

By:	/s/ Winston Johnson
	Name:	Winston Johnson
	Title:	Manager

SELLER:

COLONEL McCRARY TRUCKING, LLC

By:	/s/ Larry Fletcher
	Name:	Larry Fletcher
	Title:	Manager

MEMBERS:

/s/ Phillip McLauchlin
PHILLIP McLAUCHLIN

/s/ Jim Mottola
JIM MOTTOLA

/s/ Thomas G. Crymes
THOMAS G. CRYMES

/s/ Mike Bell
MIKE BELL

/s/ Fred Mc Crary
FRED McCRARY

/s/ Larry Fletcher
LARRY FLETCHER, AS AN INDIVIDUAL MEMBER AND AS SELLER REPRESENTATIVE